EXHIBIT 11

            EXECUTONE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

            							     Three Months Ended	          Nine Months Ended
	                          September 30,		             September 30,
                	       1997 	 	      1996		         1997		       1996

NET INCOME (LOSS) 	$  793,000 	$ 2,124,000  	$ (1,066,000)  $ 20,624,000

WEIGHTED AVERAGE NUMBER
 OF	COMMON SHARES
 OUTSTANDING      	49,632,000   51,605,000    	49,657,000    	51,779,000

COMMON STOCK EQUIVALENT
 SHARES	ASSUMED TO BE ISSUED
 FOR DILUTIVE STOCK OPTIONS
 AND WARRANTS	         16,000	     571,000	             0        779,000

TOTAL WEIGHTED AVERAGE COMMON
	AND COMMON EQUIVALENT SHARES
	OUTSTANDING	      49,648,000 	52,176,000	     49,657,000     52,558,000


EARNINGS (LOSS) PER
 COMMON SHARE     $      0.02 $      0.04    $      (0.02)	$       0.39






















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